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                                                                     EXHIBIT 2.3

                           WASHINGTON ENERGY COMPANY

                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of October 18, 1995 by and among Puget Sound Power & Light Company , a Washington corporation ("Puget"), and Washington Energy Company, a Washington corporation ("WeCo" or the "Company").

         WHEREAS, concurrently with the execution and delivery of this
Agreement: (i) Puget, the Company and Washington Natural Gas Company, a Washington corporation ("WNG"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, on the terms and subject to the conditions thereof, for the merger of the Company and WNG (or, in certain circumstances described therein, only the Company) with and into Puget (the "Merger"), and (ii) Puget and the Company are entering into a stock option agreement dated as of the date hereof whereby Puget grants to the Company an option with respect to certain shares of Common Stock, stated value $10 per share, of Puget, together with the Rights under the Puget Rights Agreement (as defined in the Merger Agreement) associated therewith (such Common Stock and the associated Rights being collectively referred to herein as "Puget Shares"), on the terms and subject to the conditions set forth therein (the "Puget Stock Option Agreement"); and

         WHEREAS, as a condition to Puget's willingness to enter into the Merger Agreement and the Puget Stock Option Agreement, Puget has requested that the Company agree, and the Company has so agreed, to grant to Puget an option with respect to certain shares of Common Stock, par value $5 per share, of the Company ("Company Common Stock"), on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, to induce Puget to enter into the Merger Agreement and the Puget Stock Option Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement and the Puget Stock Option Agreement, the parties hereto agree as follows:
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1.       GRANT OF OPTION

         The Company hereby grants Puget an irrevocable option (the "Company Option") to purchase up to 4,789,960 shares, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "Company Shares") of Company Common Stock (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") per Company Share of $20.00 (which is equal to the product of (x) the Fair Market Value (as defined below) of a Puget Share on the date hereof and (y) the Ratio set forth in Section 2.1(b) of the Merger Agreement) payable, at Puget's option, (a) in cash or (b) subject to the receipt of the approvals of any Governmental Authority required for the Company to acquire the Puget Shares from Puget and for Puget to issue the Puget Shares to WeCo, which approvals the Company and Puget shall use all commercially reasonable efforts to obtain, in Puget Shares, in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

2.       EXERCISE OF OPTION

         The Company Option may be exercised by Puget, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Puget under circumstances which could entitle Puget to termination fees under either Section 9.3(a) of the Merger Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Merger Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) need not have occurred) or Section 9.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Merger Agreement becomes so terminable by Puget being referred to herein as a "Trigger Event." The Company shall notify Puget promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Puget to exercise the Company Option. In the event Puget wishes to exercise the Company Option, Puget shall deliver to the Company a written notice (an "Exercise Notice") specifying the





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total number of Company Shares it wishes to purchase.  Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Puget in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than December 31, 1996; provided that such date shall be extended to March 31, 1997 if the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to March 31, 1997. Notwithstanding the foregoing, the Company Option may not be exercised if Puget is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement, the Puget Stock Option Agreement or the Merger Agreement. Upon the giving by Puget to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Puget shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Puget.

3.       CONDITIONS TO CLOSING

         The obligation of the Company to issue the Company Shares to Puget hereunder is subject to the conditions (the condition described in clause (ii) below may be waived by the Company in its sole discretion) that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) any Puget Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.





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4.       CLOSING

         At any Closing, (a) the Company will deliver to Puget or its designee a single certificate in definitive form representing the number of the Company Shares designated by Puget in its Exercise Notice, such certificate to be registered in the name of Puget and to bear the legend set forth in Section 12 and (b) Puget will deliver to the Company the aggregate price for Company Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of Puget Shares being issued by Puget in consideration thereof, as the case may be. For the purposes of this Agreement, the number of Puget Shares to be delivered to the Company shall be equal to the quotient obtained by dividing
(i) the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the Puget Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Puget or such of its designees as shall have obtained requisite regulatory approvals.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Puget that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to
Section 7(a) below under circumstances where the provisions of Section 23B.06.400 of the WBCA would be applicable (the "Buyback Approval") and subject to any regulatory approvals referred to herein, to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any required Buyback Approval), (c) such corporate action (including the approval of the Board of Directors of the Company) is intended to render inapplicable to this Agreement and the Merger Agreement, and to the transactions contemplated hereby and thereby, the provisions of the WBCA referred to in Section 4.15 of the Merger Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding





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obligation of Puget, is enforceable against the Company in accordance with its terms, (e) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, ____________ authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Company Shares to Puget upon the exercise of the Company Option, Puget will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever,
(g) except as described in Section 4.4(b) of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its subsidiaries, pursuant to
(A) any provision of the Restated Articles of Incorporation or Bylaws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses
(B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in
Section 4.4(c) of the Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Puget contained in Section 6(h) are true and correct, the issuance, sale and delivery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and the Company shall not take any action which would





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cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any Puget Shares acquired pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

6.       REPRESENTATIONS AND WARRANTIES OF PUGET

         Puget represents and warrants to the Company that (a) Puget is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Puget and the consummation by Puget of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Puget and no other corporate proceedings on the part of Puget are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Puget and constitutes a valid and binding obligation of Puget, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Puget in accordance with its terms, (d) prior to any delivery of Puget Shares in consideration of the purchase of Company Shares pursuant hereto, Puget will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Puget Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by the Company of the Puget Shares the provisions of the WBCA referred to in Section 5.15 of the Merger Agreement,
(e) upon any delivery of such Puget Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the Puget Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 5.4(b) of the Merger Agreement, the execution and delivery of this Agreement by Puget does not, and the consummation by Puget of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by Puget or any of its subsidiaries, pursuant to (A) any provision of the Restated Articles of Incorporation or Bylaws of Puget, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Puget benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Puget or its properties or assets, which Violation, in the case of each of clauses
(B) and or (C), would have a material adverse effect on Puget and its subsidiaries taken as a whole, (g) except as described in Section 5.4(c) of the





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Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by Puget does not, and the consummation by Puget of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (h) any Company Shares acquired upon exercise of the Company Option will be acquired for Puget's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Puget with a view to the public distribution thereof in violation of any applicable provision of the Securities Act and (i) the delivery of Puget Shares to the Company in consideration of the purchase of Company Shares pursuant hereto will not result in the Company becoming an "Acquiring Person" for purposes of the Puget Rights Agreement or otherwise result in the triggering of any right (including, without limitation, a "flip-in" or "flip-over" or similar event commonly described in rights agreements) or entitlement of Puget shareholders under the Puget Rights Agreement or any similar agreement to which Puget or any of its affiliates is a party.

7.       CERTAIN REPURCHASES

         (a) Puget Put. At the request of Puget by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), the Company (or any successor entity thereof) shall repurchase from Puget all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of Puget by written notice at any time prior to December 31, 1996 (provided that such date shall be extended to March 31, 1997 if the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to March 31, 1997), the Company (or any successor entity thereof) shall repurchase from Puget all or any portion of the Company Shares purchased by Puget pursuant to the Company Option, at the price set forth in subparagraph
(ii) below:

                  (i) the difference between (x) the "Market/Offer Price" for shares of Company Common Stock as of the date Puget gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "Offer Price") and (B) the Fair Market Value of Company Common Stock as of such date (the "Market Price")) and (y) the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Puget is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;





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                 (ii)     the product of (x) the sum of (A) the Exercise Price
         paid by Puget per Company Share acquired pursuant to the Company Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares so to be repurchased pursuant to this Section 7. For purposes of this clause
         (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by Puget of a notice of repurchase.

         (b) Redelivery of Puget Shares. If Puget elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Puget Shares, then the Company shall, if so requested by Puget, in fulfillment of its obligation pursuant to clause (A) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (B) of Section 7(a)(ii)(x)), redeliver the certificate for such Puget Shares to Puget, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by Puget pursuant to the Company Option are to be repurchased pursuant to this Section 7, then Puget shall issue to the Company a new certificate representing those Puget Shares which are not due to be redelivered to Puget pursuant to this Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

         (c) Payment and Redelivery of Company Option or Shares. If Puget exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to Puget in immediately available funds and Puget shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Puget pursuant thereto, and Puget shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

         (d) Puget Call. If Puget has elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Puget Shares, notwithstanding that Puget may no longer hold any such Company Shares or that Puget elects not to exercise its other rights under this Section 7, Puget may require, at any time or from time to time prior to December 31, 1996 (provided that such date shall be extended to March 31, 1997 if the date after which either party may terminate the Merger Agreement pursuant to Section 9.l(b) of the Merger Agreement has been extended to [March 31, 1997]), the Company to sell to Puget any such Puget Shares at





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the price attributed to such Puget Shares pursuant to Section 4 plus interest at the rate of 6.5% per annum on such amount, from the date of the Closing relating to the exchange of such Puget Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such Puget Shares paid during such period or declared and payable to stockholders of record on a date during such period.

         (e) Repurchase Price Reduced at Puget's Option. If the repurchase price specified in Section 7(a) would subject the repurchase of the Company Option or the Company Shares purchased by Puget pursuant to the Company Option to a vote of the shareholders of the Company pursuant to the provisions of
Section 23B.06.400 of the WBCA, then Puget may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

8.       VOTING OF SHARES

         Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any Puget Shares issued pursuant to Section l(b) ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

9.       RESTRICTIONS ON TRANSFER

         (a) Restrictions on Transfer. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7 or (ii) in accordance with Section 9(b) or Section 10.

         (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.





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10.      REGISTRATION RIGHTS

         Following the termination of the Merger Agreement, each party hereto (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good-faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option, exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

         If the Registrant does not elect to exercise its option pursuant to this Section 10 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when





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(A) the Registrant is in possession of material nonpublic information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         The registration rights set forth in this Section 10 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

         A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree to (i) indemnify each other and the underwriters in the customary manner,
(ii) enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

         The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to





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the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

11.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION

         Without limitation to any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Puget its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

12.      RESTRICTIVE LEGENDS

         Each certificate representing shares of Company Common Stock issued to Puget hereunder, and Puget Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 18, 1995, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Puget or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

13.      BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

14.      SPECIFIC PERFORMANCE

         The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

15.      ENTIRE AGREEMENT

         This Agreement, the Puget Stock Option Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

16.      FURTHER ASSURANCES

         Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

17.      VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Puget is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Puget to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including, but not limited to, money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

18.      NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return-receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         A.      If to Puget, to:

                 Puget Sound Power & Light Company
                 P.O. Box 97034
                 Bellevue, WA 98009-9734

                 Attention:       William S. Weaver
                 Telephone:       (206) 462-3162
                 Telecopy:        (206) 462-3686

                 with a copy to:

                 Perkins Coie
                 1201 Third Avenue
                 Seattle, WA  98101

                 Attention:       Stephen A. McKeon, Esq.
                 Telephone:       (206) 583-8888
                 Telecopy:        (206) 583-8500

                 and a copy to:

                 Skadden, Arps, Slate, Meagher & Flom
                 919 Third Avenue
                 New York, NY 10022

                 Attention:       Sheldon S. Adler, Esq.
                 Telephone:       (212) 735-3000
                 Telecopy:        (212) 735-2001

         B.      If to the Company, to:

                 Washington Energy Company
                 815 Mercer Street
                 Seattle, WA 98109

                 Attention:       James P. Torgerson
                 Telephone:       (206) 224-2358
                 Telecopy:        (206) 224-2435

                 with a copy to:

                 Graham & James/Riddell Williams
                 1001 Fourth Avenue
                 Plaza Building, Suite 4400
                 Seattle, WA  98154

                 Attention:       Marion V. Larson, Esq.
                 Telephone:       (206) 389-1798
                 Telecopy:        (206) 389-1708

                 and a copy to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, NY  10017

                 Attention:       David B. Chapnick, Esq.
                 Telephone:       (212) 455-2530
                 Telecopy:        (212) 455-2502

19.      GOVERNING LAW; CHOICE OF FORUM

         This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the state of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Washington or a Washington state court.

20.      INTERPRETATION

         When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

21.      COUNTERPARTS

         This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

22.      EXPENSES

         Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

23.      AMENDMENTS; WAIVER

         This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

24.      EXTENSION OF TIME PERIODS

         The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

25.      REPLACEMENT OF COMPANY OPTION

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                               PUGET SOUND POWER & LIGHT COMPANY


                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                               WASHINGTON ENERGY COMPANY


                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title: